ARTICLES OF AMENDMENT
                        THE ARTICLES OF INCORPORATION OF
                          THE HARTCOURT COMPANIES, INC.


         Pursuant to the provisions of section 16-10-57 of the Utah Business Corporation act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

         FIRST: The name of the corporation is The Hartcourt Companies, Inc.

         SECOND: The following amendment to the Articles of Incorporation of The Hartcourt Companies, Inc., was duly adopted by more than 84% of the shareholders of the corporation on March 24, 1995, in the manner prescribed by the Utah Business Corporation Act, to wit:

                                   ARTICLE IV

         That the Articles of Incorporation of this Corporation, as heretofore amended, be further amended by striking out Article IV thereof and by substituting in lieu of said Article IV the following new Article IV:

                                  ARTICLE IV

         The total number of shares of stock which the corporation shall have the authority to issue is 110,001,000, consisting of 100,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), l,000 shares of Preferred Stock, have a par value of $.01 per share (the "Original Preferred Stock"), and 10,000,000 shares of Preferred Stock, having a par value of $.01 per share (the "Class A Preferred Stock").

                                                                    Exhibit 4.01
                                                                          Page 1
                                      100

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         The relative rights, preferences, privileges, limitations and restrictions relating to the Common Stock, the Original Preferred Stock and the Class A Preferred Stock are as set forth in the STATEMENT OF THE RIGHTS AND PREFERENCES OF COMMON STOCK, ORIGINAL PREFERRED STOCK AND CLASS A PREFERRED STOCK OF THE HARTCOURT COMPANIES, INC., attached thereto as Exhibit A and by this reference incorporated herein.

         Dividends may be paid upon the common shares as and when declared by the Board of Directors out of any funds legally available therefore.

         THIRD: The Amendment to these Articles of Incorporation was adopted on March 24, 1995.

         FOURTH: The number of shares of the corporation outstanding at the time of the adoption of such amendment was 16,127,500 common shares and the number entitled to vote thereon was 16,127,500 common shares. The designation of the number of outstanding shares of each class entitled to vote thereon as a class was as follows, to wit:

                  CLASS                                  NUMBER OF SHARES

                  Common Stock                           16,127,500

         FIFTH: The number of shares voted for such amendment was 13,627,500 representing in excess of 84% of the outstanding shares.

                                                                    Exhibit 4.01
                                                                          Page 2
                                      101

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IN WITNESS WHEREOF, the undersigned President and Secretary having been thereto duly authorized, have executed the foregoing Articles of Amendment for the corporation under the penalties of perjury this 23rd day of March, 1995. THE HARTCOURT COMPANIES, INC.

By:   /s/ Alan V. Phan
-------------------------------------------
Alan V. Phan, President


By: /s/ Frederic Cohen
-------------------------------------------
Frederic Cohen, Secretary




                                                                    Exhibit 4.01
                                                                          Page 3
                                      102

                    STATEMENT OF THE RIGHTS AND PREFERENCES
                                       OF
                     COMMON STOCK, ORIGINAL PREFERRED STOCK
                          AND CLASS A PREFERRED STOCK
                                       OF
                         THE HARTCOURT COMPANIES, INC.

A.  COMMON STOCK

(l) Voting Rights

(i) Except as provided in (ii) below, each holder of Common Stock shall have one (l) vote for each share of Common Stock held by him or record on the books of the Corporation for the election of directors and on all matters submitted to vote of the stockholders of the Corporation.

(ii) Until December 31, 2010, with respect to the election of directors, holders of Common Stock shall be entitled to elect that number of directors which constitutes two-fifths (2/5ths) of the authorized number of members of the Board of Directors and, if such two-fifths (2/5ths) is not a whole number, then the holders of Common Stock shall be entitled to elect the nearest whole number of directors that is closest to, but not in excess of, two fifths (2/5ths) of such membership. Directors elected by the holders of Common Stock, voting as a separate class, and directors elected by one or more other directors to fill vacancies created by the death, resignation or removal of directors elected by such holders of Common Stock, shall be designated as "Common Stock Directors".

         Holders of Common Stock shall be entitled to vote as a separate class on the removal, with or without cause, of any Common Stock Director.

         Any vacancy in the office of a Common Stock Director may be filled by the vote of the majority of the Common Stock Directors, by the sole remaining Common Stock Director or, in the event that there are not remaining Common Stock Directors, by the vote of the majority of any other directors or by the sole remaining director, regardless, in each instance, of any quorum requirements set out in the By-Laws. Any Common Stock Director elected by some or all of the directors to fill a vacancy shall serve until the next Annual Meeting of Stockholders and until his successor has been elected and has qualified.

         If permitted by the By-Laws, the Board of Directors may increase the number of directors and any vacancy so created may be filled by the Board of Directors,

                                                                    Exhibit 4.01
                                                                          Page 4
                                      103
         provided, that, so long as the holders of Common Stock have the right to elect only two-fifths (2/5ths) of the directors, the Board of Directors may be so enlarged by the Board of Directors only to the extent that two-fifths (2/5ths) of the enlarged Board consists of Common Stock Directors.

         Notwithstanding anything in this Section A(l)(ii) to the contrary, the holder of Common Stock shall have exclusive voting power on all matters at any time no Preferred Stock is issued and outstanding.

(2) DIVIDENDS. Dividends may be declared by the Board of Directors and paid from time to time to the holders of Common Stock in cash, stock, or otherwise, as may be determined by the Board of Directors, out of the net profits or surplus of the Corporation.

(3) PREFERENCES. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, and after the payment to holders of Preferred Stock of the amount payable to them as provided below, the remaining assets and funds of the Corporation shall be divided and distributed among the holders of record of the Common Stock pro rata according to their respective shares.

B. ORIGINAL PREFERRED STOCK

(l) Voting Rights

(i) Except as provided in (ii) below, the holders of Original Preferred stock shall not be entitled to vote except as to matters in respect of which they shall at the time be indefeasibly vested by statute with such right. A holder of Original Preferred Stock shall have one (1) vote for each share of Original Preferred Stock held by him or record on the books of the Corporation on all matters as to which he shall have the right to vote.

(ii) Until December 31, 2010, with respect to the election of directors, holders of Original Preferred Stock shall be entitled to elect that number of directors which constitutes three-fifths (3/5ths) of the authorized number of members of the Board of Directors and, if such three-fifths (3/5ths) is not a whole number, then the holders of Original Preferred stock shall be entitled to elect the nearest higher whole number of directors that is at least three-fifths (3/5ths) of such membership. Director elected by the holders of Original Preferred Stock voting as a separate class, and directors elected by one or more other directors to fill vacancies created by the death, resignation or removal of directors elected by holders of original Preferred Stock, shall be designated as "Original Preferred Stock Directors".

         Holders of Original Preferred stock shall be entitled to vote as a separate class on the removal, with or without cause, of any Original Preferred Stock Director.

                                                                    Exhibit 4.01
                                                                          Page 5
                                      104

         Any vacancy in the office of an Original Preferred Stock Director may be filled by the vote of the majority of the Original Preferred Stock Directors, by the sole remaining Original Preferred stock Director, or in the event that there are no remaining Original Preferred stock Directors, by the vote of the majority of any other directors or by the sole remaining directors, regardless, in each instance, of any quorum requirement set out in the By-Laws. Any Original Preferred Stock Director elected by some or all of the directors to fill a vacancy shall serve until the next Annual Meeting of Stockholders and until his successor has been elected and has qualified.

         If permitted by the By-Laws, the Board of Directors may increase the number of directors and any vacancy so created may be filled by the Board of Directors provided, that, so long as the holders of Original Preferred Stock have the right to elect three-fifths (3/5ths) of the directors, the Board of Directors may be so enlarged by the Board of Directors only to the extent that three-fifths (3/5ths) of the enlarged Board consists of Original Preferred Stock Directors. This right to elect three-fifths (3/5ths) of the Board of Directors shall expire on December 31, 2010.

(2) DIVIDENDS. The holders of shares of Original Preferred Stock shall not be entitled to receive any dividends.

(3) CONVERSION. The holder of record of shares of Original Preferred Stock shall, at their option, be entitled to convert each shares or Original Preferred Stock into 10,000,000 shares of fully paid and non-assessable Common Stock.

Any such conversion may be effected by any holder of Original Preferred Stock surrendering said holder's certificate or certificates for Original Preferred stock to be converted, duly endorsed, at the office of the Corporation, or any transfer agent for the Original Preferred Stock, together with a written notice to the Corporation at such office, at which time said holder shall receive in exchange therefore the appropriate number of Common Stock shares represented by duly executed Common Stock certificates.

Notwithstanding anything to the contrary contained herein, no fractional shares shall be issued pursuant to the conversion of any Original Preferred stock and, accordingly, in any case in which such conversion would result in the issuance of a number of shares which includes a fraction of a share, such fraction shall be disregarded and the number of shares to be issued shall be rounded down to the next largest whole number of shares.

(4) Preference In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation whether voluntary or involuntary, the holders of record of the Original Preferred Stock shall be entitled to be paid the full par value of the Original Preferred Stock, and no more.


                                                                    Exhibit 4.01
                                                                          Page 6
                                      105

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C. CLASS A PREFERRED STOCK

The Board of Directors shall have authority, by resolution to divide any or all of the shares of the Class A Preferred Stock into, and to authorize the issuance of, one or more series, and with respect to each such series to establish and, prior to issuance to determine and fix:

(l) A distinguishing designation for such series and the number of shares comprising such series, which number may be increased or decreased from time to time (but not below the number of shares then outstanding) by action of the Board of Directors;

(2) The rate and times at which and the other conditions upon which dividends on the shares may be declared and paid or set aside for payment, whether dividends shall be cumulative, and the date from which any dividends shall accrue;

(3) Whether or not the shares shall be redeemable and, if so, the price and the terms and conditions of such redemption;

(4) The amounts payable by preference or otherwise upon shares in the event of voluntary or involuntary liquidation, dissolution, winding up or distribution of the assets of the Corporation;

(5) Whether the shares shall be convertible or exchangeable for shares of any other class or series of securities of the Corporation, and if so, the terms and conditions of such conversion or exchange; and

(6) Whether or not the shares shall have voting rights, including the right to vote as a class on designated matters such as, but not by way of limitation, the merger, consolidation or sale of substantially all of the Corporation's assets, or the approval of designated action by a greater than two-thirds (2/3rds) affirmative vote, and if so, the terms and conditions thereof and any limitations thereon.

In the resolution establishing a new series of the Class A Preferred Stock, the Board of Directors may provide for any other relative powers, preferences, rights, qualifications, limitations and restrictions of such series as are consistent with other terms of the Corporation's Articles of Incorporation.

All shares of all series, if any, of the Class A Preferred Stocks shall be identical except as to the above-mentioned rights and preferences which the Board of Directors establishing a particular series shall otherwise provide, in the event amounts payable upon liquidation preference shall participate ratably in any distribution in accordance with the sums which would be payable on such distribution if all sums payable thereon to holders of all shares of Class A Preferred Stock were discharged in full.

                                                                    Exhibit 4.01
                                                                          Page 7
                                      106

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Shares of the Class A  Preferred  stock of any  series  redeemed,  purchased  or otherwise acquired may be canceled by the Board of Directors and thereupon restored to the status of authorized but unissued shares of Class A Preferred Stock undesignated as to series.














                                                                    Exhibit 4.01
                                                                          Page 8
                                      107